UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING
                                                                    OMB APPROVAL

                                                           OMB Number: 3235-0058
                                                          Expires: June 30, 1994
                                                        Estimated average burden
                                                         hours per response 2.50

                                                                 SEC FILE NUMBER
                                                                 00 -  14069

                                                                    CUSIP NUMBER
                                                                       890537301

(Check One):
Form 10-K [ ] Form 20-F [ ]  Form 11-K [ ] Form 10-Q [X] Form N-SAR [ ]


For  Period  Ended: June  30,  2002

[   ]     Transition  Report  on  Form  10-K
[   ]     Transition  Report  on  Form  20-F
[   ]     Transition  Report  on  Form  11-K
[   ]     Transition  Report  on  Form  10-Q
[   ]     Transition  Report  on  Form  N-SAR
For  the  Transition  Period  Ended:______________________________

--------------------------------------------------------------------------------
  Read Instruction (on back page) Before Preparing Form.  Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART  I  -  REGISTRANT  INFORMATION

--------------------------------------------------------------------------------
Full  Name  of  Registrant
The Topaz Group, Inc.
--------------------------------------------------------------------------------
Former  Name  if  Applicable
N/A

126/1 Krungthonburi Road, Banglampoo Lang, Klongsarn
--------------------------------------------------------------------------------
Address  of  Principal  Executive  Office  (Street  and  Number)

Bangkok 10600 Thailand
--------------------------------------------------------------------------------
City,  State  and  Zip  Code

PART  II  -  RULES  12b-25(b)  AND  (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed
[X] due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART  III  -  NARRATIVE

Indicate below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

Due to the Registrant's small accounting staff, the financial statements were unable to be completed within the prescribed time period.

PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Mitchell S. Nussbaum               212             407-4159
----------------------------------------   --------         ------------
                 (Name)                   (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is
     no,  identify  report(s).                                [X]  Yes   [ ]  No
--------------------------------------------------------------------------------
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                 [ ]  Yes   [X]  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                              The Topaz Group, Inc.
          -------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  August  14,  2002           By  /s/  Terrance C. Cuff

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

--------------------------------------------------------------------------------
                                      ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
--------------------------------------------------------------------------------

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.